Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of November 12, 2008, by and between GENTIVA HEALTH SERVICES, INC., a Delaware corporation (the “Company”), and RONALD A. MALONE (“Executive”).

WITNESSETH:

WHEREAS, the Company desires that Executive continue to serve as Chairman and Chief Executive Officer of the Company as set forth herein and Executive is willing to continue to serve in those capacities;

WHEREAS, the Company and Executive wish to enter into a new agreement embodying the terms of his continued employment (the “Agreement”); and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1. Employment.  Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ Executive and Executive hereby agrees to his employment by the Company until December 31, 2009 unless this Agreement is sooner terminated as set forth herein.  The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period.”

2. Position and Duties.

(a) Position.  During the Employment Period, Executive shall serve as Chairman and Chief Executive Officer of the Company and shall be nominated for election, and if so elected, shall serve as a member of the Board of Directors of the Company (the “Board”); provided, however, that the Company, in its sole discretion, may direct that Executive will, at any time after December 31, 2008, serve only as Chairman of the Company for the remainder of the Employment Period on the terms, and subject to the conditions, set forth herein.  In addition, Executive shall serve in such other position or positions with the Company and its subsidiaries commensurate with his position and experience, as the Board shall from time to time specify.  Executive acknowledges that the nature of his duties shall require reasonable domestic travel from time to time.

(b) Duties.  During the portion of the Employment Period during which he is serving as Chairman and Chief Executive Officer of the Company, Executive shall have the duties, responsibilities and obligations customarily assigned to individuals serving as the chairman and chief executive officer of comparable companies.  During the portion of the Employment Period, if any, during which he is serving only as Chairman of the Company, Executive shall have the duties, responsibilities and obligations assigned to him by the Board; provided, however, that no such duties, responsibilities or obligations shall be inconsistent with his status as Chairman of the Company.  During the Employment Period, Executive shall have such other duties, responsibilities and obligations as the Board shall from time to time specify.  Executive shall devote his full time to the services required of him hereunder, except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability, and shall use his best efforts, judgment, skill and energy to perform such services in a manner consonant with the duties of his position and to improve and advance the business and interests of the Company and its subsidiaries; provided however, that during any portion of the Employment Period during which Executive is serving only as Chairman of the Company, he shall devote substantially all of his time to the services hereunder (except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability), and, in all events, Executive shall devote such time to the services hereunder as reasonably requested by the Company.  Nothing contained in this Section 2 shall preclude Executive from (i) serving on the board of directors of any business corporation, unless such service would be contrary to applicable law, with prior approval from the Board, (ii) serving on the board of, or working for, any charitable or community organization, or (iii) pursuing his personal financial and legal affairs, so long as such activities, individually or collectively, do not interfere with the performance of Executive’s duties hereunder or violate any of the provisions of Section 6 hereof.

3. Compensation.

(a) Base Salary.  During the Employment Period the Company shall pay Executive a base salary at the annual rate of $750,000 per annum.  The annual base salary payable under this Section shall be reduced, however, to the extent Executive elects to defer such salary under the terms of any deferred compensation or savings plan or arrangement maintained or established by the Company or any other arrangement acceptable to the Company.  The Board (or the appropriate committee of the Board) shall annually review Executive’s base salary in light of competitive practices, the base salaries paid to other executive officers of the Company and the performance of Executive and the Company, and may, in its discretion, increase such base salary by an amount it determines to be appropriate.  Any such increase shall not reduce or limit any other obligation of the Company hereunder.  Executive’s base salary (as set forth or as may be increased from time to time) shall not be reduced, except that Executive’s base salary may be reduced in proportion to comparable reductions in the base salaries of the Company’s executive officers (as determined for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended).  Executive’s annual base salary payable hereunder, as it may be increased (or reduced as set forth above) from time to time and without reduction for any amounts deferred as described above is referrer to herein as “Base Salary.”  The Company shall pay Executive the portion of his Base Salary not deferred in accordance with the Company’s payroll practices applicable to its other executive officers.

(b) Annual Bonus.  For each fiscal year ending during the Employment Period, Executive shall have the opportunity to receive an annual bonus (“Annual Target Bonus Opportunity”), based on the achievement of target levels of performance, equal to 100% of his Base Salary, so long as Executive is employed on the last day of the fiscal year.  Depending on actual results as measured against the performance objectives established, Executive’s actual bonus payment may range from zero to a maximum of 150% (or such other greater amount as determined by the Board or a committee thereof) of Executive’s Base Salary for each full fiscal year during the Employment Period; provided, however, that, so long as Executive remains employed through December 31, 2009, Executive’s annual bonus for 2009 will not be less than 75% of his Base Salary for 2009.

The actual bonus, if any, payable for any such year shall be determined in accordance with the terms of the Company’s Executive Officers’ Bonus Plan (the “Annual Plan”) or any successor plan, based upon the performance of the Company and/or Executive against target objectives established under such Annual Plan.  The determination of whether and to what extent the requisite performance objectives have been met shall be made by the Board or the Board committee responsible for administering the Annual Plan, whose determination shall be final.  Subject to Executive’s election to defer all or a portion of any annual bonus payable hereunder pursuant to the terms of any deferred compensation or savings plan or arrangement maintained or established by the Company, any annual bonus payable under this Section 3(b) shall be paid to Executive in accordance with the terms of the Annual Plan; provided, however, any portion of Executive’s annual bonus which would not be deductible to the Company pursuant to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), shall be deferred; provided further, however, that Executive’s annual bonus for 2009 shall be paid to him in a single lump sum, subject to Section 10(o) below, on March 17, 2010.  Any portion of Executive’s annual bonus which is deferred in accordance with this Section 3 because it would otherwise not be deductible due to Section 162(m) of the Code shall be paid to Executive in a single lump sum, subject to Section 10(o) below, ten (10) days following Executive’s “separation from service” (as defined in Treas. Reg. § 1.409A-1(h)) with the Company for any reason and shall be credited with interest, on a compounded basis, on the last day of each calendar quarter, at 1% above the prime rate (as reported in The Wall Street Journal, Eastern Edition), as in effect on the first day of each such calendar quarter.

4. Benefits, Perquisites and Expenses.

(a) Benefits.  During the Employment Period, Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained by the Company (other than, except for severance benefits set forth in Section 5 below, severance plans), including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, and (ii) each pension, retirement, deferred compensation, savings or employee stock purchase plan sponsored or maintained by the Company, and (iii) to the extent of any awards made from time to time by the Board committee administering the plan, each stock option, restricted stock, stock bonus or similar equity-based compensation plan sponsored or maintained by the Company, in each case, whether now existing or established hereafter, and (iv) any other plans sponsored or maintained by the Company in which other executive officers are eligible to participate, to the extent that Executive is eligible to participate in any such plan under the generally applicable provisions thereof.  Nothing in this Section 4(a) shall limit the Company’s right to amend or terminate any such plan in accordance with the procedures set forth therein.

(b) Perquisites.  During the Employment Period, Executive shall be entitled to at least four weeks’ paid vacation annually and shall also be entitled to receive such perquisites as are generally provided to other executive officers of the Company in accordance with the then current policies and practices of the Company.

(c) Business Expenses.  During the Employment Period, the Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive in the performance of Executive’s duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.

(d) Indemnification.  The Company shall defend Executive, indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s good faith performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of the Company to the maximum extent permitted by applicable law and the Company’s Restated Certificate of Incorporation and By-Laws.  Such obligations shall include payment of all fees, costs and expenses, including attorney’s fees, incurred as a result of such claim, loss or cause of action.  The Company shall also maintain D&O insurance for the benefit of Executive with the same coverage, limits, terms and conditions as maintained for other directors and officers of the Company from time to time, and such coverage shall remain in effect for a period of six years following the end of the Employment Period.

5. Termination of Employment.

(a) Early Termination of the Employment Period.  Notwithstanding Section 1, the Employment Period shall end upon the earliest to occur of (i) a termination of Executive’s employment on account of Executive’s death, (ii) a termination due to Executive’s Disability, (iii) Termination for Cause, (iv) a Termination Without Cause, (v) a Termination for Good Reason, or (vi) a Termination Not for Good Reason.

(b) Benefits Payable Upon Early Termination.  Following the end of the Employment Period pursuant to Section 5(a), Executive (or, in the event of his death, his surviving spouse, if any, or his estate) shall be paid the type or types of compensation determined to be payable in accordance with the following table at the times established pursuant to Section 5(c):

	Earned Salary	Vested Benefits	Severance Benefits	Additional Benefits
Termination due to death	Payable	Payable	Not payable	Available
Termination due to Disability	Payable	Payable	Not payable	Available
Termination for Cause	Payable	Payable	Not payable	Not available
Termination for Good Reason	Payable	Payable	Payable	Available
Termination Without Cause	Payable	Payable	Payable	Available
Termination Not for Good Reason	Payable	Payable	Not payable	Not Available

In the event that his employment terminates due to death, his widow will receive six months’ Base Salary to be paid in a lump sum 10 days following the end of his Employment Period.

(c) Timing of Payments.  Earned Salary (as defined below) shall be paid in cash in a single lump sum 10 days following the end of the Employment Period.  Vested Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have been awarded or accrued.  Severance Benefits shall be paid, subject to Section 10(o) below, (i) in the case of amounts other than those set forth in clauses (i)(C), (i)(D), (ii)(B) and (ii)(C) of the definition thereof, in a single lump sum cash payment sixty (60) days after the Executive’s termination, (ii) in the case of amounts set forth in clauses (i)(C) and (ii)(B) of the definition thereof, an estimate of such amounts shall be made by the Company at the time of termination of employment and such estimate shall be paid sixty (60) days after such termination of employment, and the actual amount shall be determined at the time annual bonuses are determined for other participants under the Annual Plan and any additional amount payable to Executive shall be paid no later than March 15 of the year following termination of employment and any excess amount paid to Executive over the actual amount owing shall be paid by Executive to the Company no later than March 15 of the year following termination of employment, and (iii) in the case of amounts set forth in clauses (i)(D) and (ii)(C) of the definition thereof, such amount shall be paid in fifteen (15) equal monthly installments of $15,000 each, the first two of which shall, subject to Section 10(o) below, be paid on the second monthly anniversary of the date of termination of employment, and each of the next thirteen of such installments shall be paid monthly commencing on the third monthly anniversary of the date of termination of employment and continuing on each of the following twelve monthly anniversaries thereof.  Additional Benefits shall be provided or made available at the times specified below as to each such Additional Benefit.

(d) Definitions.  For purposes of Sections 5 and 6, capitalized terms have the following meanings:

“Additional Benefits” means, if Executive’s employment terminates due to death or in a Termination due to Disability, the benefits described in subclauses (i), (iv) and (v) below, or if the Executive’s employment is terminated in a Termination Without Cause or a Termination for Good Reason, the benefits described in subclauses (i), (ii), (iii) and (iv) below:

(i)           All of the Executive’s benefits accrued under any pension, retirement, savings and deferred compensation plans of the Company shall become vested in full; provided, however, that to the extent such accelerated vesting of benefits cannot be provided under one or more of such plans consistent with applicable provisions of the Code, such benefits shall be paid to Executive outside the applicable plan in a lump sum, subject to Section 10(o) below, sixty (60) days after the date of termination of employment; provided, further, however, that, to the extent any such unvested benefit constitutes deferred compensation for purposes of Section 409A of the Code, the payment of such deferred compensation shall instead be made at the time it was otherwise scheduled to be paid under the applicable plan;

(ii)           Executive (and, to the extent applicable, his dependents) will be entitled to continue participation in all of the Company’s medical, dental and vision care plans (the “Health Benefit Plans”), until the 24-month anniversary of the end of the Employment Period; provided that Executive’s participation in the Company’s Health Benefit Plans shall cease on any earlier date that Executive be-

comes eligible for substantially similar benefits from a subsequent employer.  Executive’s participation in the Health Benefit Plans will be on the same terms and conditions (including, without limitation, any contributions that would have been required from Executive) that would have applied had Executive continued to be employed by the Company.  To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company’s general assets.  So long as Executive has not become eligible for substantially similar health benefit coverage from a subsequent employer, for the period beginning on the 24-month anniversary of the end of Employment Period and ending on the earlier of the date Executive is eligible for substantially similar health benefit coverage from a subsequent employer or the date he becomes eligible for Medicare, the Company will reimburse Executive’s premium cost for health benefit plan coverage (to the extent such coverage is substantially similar to the coverage provided from time to time under the Health Benefit Plans of the Company for senior executives of the Company) up to a monthly amount equal to the sum of (i) the monthly contribution the Company would have made toward the premium cost of such coverage had Executive remained covered under the Company’s Health Benefit Plans, and (ii) $417, and such reimbursement shall be made within thirty (30) business days following presentment to the Company by Executive of a receipt for such payment of such premiums by him;

(iii)           In the case of any options to purchase Company stock or other equity-based awards granted to Executive by the Company, notwithstanding any provision in the applicable award agreements to the contrary, such stock options or awards shall become vested in full at the time of termination of Executive’s employment, and any such stock options may be exercised until December 31, 2011 (but not beyond the original full term of the option), and in the event Executive cannot exercise any such stock options during a period of time after December 31, 2009 because such an exercise would violate an applicable federal, state, local or foreign law, such stock options may be exercised until March 31, 2012 (but not beyond the original full term of the option);

(iv)           The amount, if any, of Executive’s annual bonus earned, but unpaid, in accordance with the terms of the Annual Plan for the calendar year immediately preceding the year of termination of employment shall be paid, subject to Section 10(o) below, to Executive on the date such annual bonus is paid to other participants for such year in accordance with the terms of the Annual Plan; and

(v)           An amount equal to Executive’s Annual Target Bonus Opportunity for the year of  Termination due to death or Termination due to Disability prorated on a daily basis through the date of termination of employment, paid, subject to Section 10(o) below, in a single lump sum cash payment sixty (60) days after Executive’s Termination due to death or Termination due to Disability, as the case may be.

“Disability” means long-term disability within the meaning of the Company’s long-term disability plan or program, or, in the absence of such a plan or program, as defined in Section 22 of the Code.

“Earned Salary” means any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Section 5(a) (other than Base Salary deferred pursuant to Executive’s election, as provided in Section 3(a) of (b) hereof).

“Severance Benefits” means an amount equal to (i) in the case of termination of the Executive’s employment prior to January 1, 2009, the sum of (A) Executive’s Base Salary from the end of the Employment Period through December 31, 2008, (B) two times Executive’s Base Salary (and no bonus for 2009 shall be payable), (C) the amount of Executive’s annual bonus earned in accordance with the terms of the Annual Plan for calendar year 2008 (but without any requirement that he remain employed through the end of the year or the payment date), which annual bonus shall not be less than 75% of his Base Salary for 2008, and (D) amount equal to $225,000, and (ii) if Executive’s termination of employment occurs during calendar year 2009, the sum of (A) the Executive’s Base Salary from the end of the Employment Period through December 31, 2009, (B) the amount of Executive’s annual bonus earned in accordance with the terms of the Annual Plan for calendar year 2009 (but without any requirement that he remain employed through the end of the year or the payment date), which annual bonus shall not be less than 75% of his Base Salary for 2009, and (C) amount equal to $225,000; provided, however, that Severance Benefits and Additional Benefits shall not be payable under this Agreement to the Executive if the termination of Executive’s employment results in the payment of severance benefits under Executive’s Change in Control Agreement with the Company dated of even date herewith.

“Termination for Cause” means a termination of Executive’s employment by the Company due to (i) Executive’s conviction of a felony, or (ii) any act of willful fraud, dishonesty or moral turpitude.

“Termination for Good Reason” means a termination of Executive’s employment by Executive prior to December 31, 2009, within 90 days following, without Executive’s written consent and subject to the timely notice requirement and the Company’s opportunity to cure set forth below, (A) a change in Executive’s titles from those described in Section 2 hereof (other than in connection with Executive ceasing to serve as Chief Executive Officer of the Company and continuing as Chairman, as set forth in Section 2 above), (B) the removal of Executive from, or the failure to re-elect Executive as a member of, the Board, (C) a reduction in Executive’s annual Base Salary (other than any reduction therein which is in proportion to reductions in the base salaries of all of the Company’s executive officers, as contemplated by Section 3(a) hereof, unless, however, such proportionate reduction exceeds 20% of Executive’s Base Salary), (D) the assignment by the Company to Executive of duties and responsibilities that are materially inconsistent with his position as Chairman and Chief Executive Officer of the Company or Chairman of the Company, as the case may be (it being understood by the parties hereto that a material diminution in Executive’s position, duties or responsibilities shall not constitute “Good Reason” hereunder), (E) a material breach by the Company of any other provision of this Agreement, or (F) a failure by the Company to obtain the assumption of the obligations contained in this Agreement by any successor as contemplated in Section 10(d) below.  It shall be a condition precedent to Executive’s right to terminate employment for Good Reason that (i) Executive shall first have given the Company written notice that an event or condition constituting Good Reason has occurred and specifying in reasonable detail the circumstances constituting such Good Reason within thirty (30) days after such occurrence, and (ii) a period of thirty (30) days from and after the giving of such written notice shall have elapsed without the Company having effectively cured or remedied such occurrence during such 30-day period.

“Termination Not for Good Reason” means a termination of Executive’s employment by Executive (other than a Termination for Good Reason) by Executive providing at least sixty (60) days’ advance written notice to the Company of the effective date of such termination.

“Termination Without Cause” means any termination of Executive’s employment by the Company prior to December 31, 2009 other than a Termination for Cause, a Termination on account of Executive’s death, or a Termination due to Executive’s Disability.

“Vested Benefits.” means amounts which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, at or subsequent to the end of the Employment Period without regard to the performance by Executive of further services or the resolution of a contingency.

(e) Full Discharge of Company Obligations.  Except as expressly provided in the last sentence of this Section 5(e), the amounts payable to Executive pursuant to this Section 5 following termination of his employment (including amounts payable with respect to Vested Benefits) shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries.  Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive’s receipt of such amounts, the Company shall be released and discharged from any and all liability to Executive in connection with this Agreement or otherwise in connection with Executive’s employment with the Company and its subsidiaries.  As prior conditions to the receipt of any Additional Benefits and/or Severance Benefits payable pursuant to this Section 5, (i) Executive shall have executed and delivered within fifty (50) days after termination of his employment and shall not have revoked within the statutory revocation period, a release of claims in form and substance satisfactory to the Company (but not inconsistent with the terms of this Agreement), and (ii) Executive shall have resigned from the Board and all officer and director positions with the Company, its subsidiaries and affiliates.  Nothing in this Section 5(e) shall be construed to release the Company from its commitment to indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action as described in Section 4(d).

6. Noncompetition and Confidentiality.  By and in consideration of the Base Salary and miscellaneous benefits to be provided by the Company hereunder, including particularly the severance arrangements set forth herein, Executive agrees that:

(a) Noncompetition.  Executive acknowledges that the Company and its subsidiaries conduct business throughout the United States and the District of Columbia and that his duties to Company relate to some or all of these territories and to some or all business lines of the Company.  During the Employment Period and during the twenty-four (24) month period following the end of the Employment Period, Executive shall not, directly or indirectly, perform or provide any executive management or business consulting services for a Competitive Business.  For this purpose, a “Competitive Business” means a corporation, firm or other enterprise which (i) is in the home healthcare business on a national or regional geographical basis and directly competes with any Company business that has at least $25 million in annual revenue and (ii) has at least $25 million in annual revenue in such business.  Ownership for investment purposes of up to 5% of the capital stock of any such competing company shall not be deemed to be in conflict with Executive’s obligations hereunder.

(b) Confidentiality.  Except as may be required by the lawful order of a court or agency of competent jurisdiction, or applicable law, or except to the extent that Executive has express authorization from the Company, Executive agrees to keep secret and confidential indefinitely all non-public information (including, without limitation, information regarding litigation and pending litigation and any information that may be subject to attorney-client privilege) concerning the Company, its subsidiaries and affiliates (collectively, the “Company Group”) which was acquired by or disclosed to Executive during the course of Executive’s employment with the Company, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way.  Such non-public information shall include, but not be limited to, the following:

(i) Confidential and proprietary information which the Company Group has compiled to identify, develop and service its clients and customers, including “negative research” to identify those entities who have not subscribed to the services of the Company and its subsidiaries;

(ii) information which the Company Group has compiled concerning the operations of the clients and customers of the Company and its subsidiaries, including key contacts within the clients’ and customers’ business, familiarity with special needs and customer characteristics, workers’ compensation information, billing rates, profit margins, sales volumes, and other sensitive financial information; and

(iii) information which the Company Group has compiled concerning the employees and labor force at the Company and its subsidiaries, including compilations of their names, addresses, job skills, employment histories and employment records to the extent such information constitutes a “trade secret” of the Company under applicable law and is not otherwise readily available to the general public.

Upon termination of Executive’s employment, Executive shall promptly deliver to the Company all materials of a confidential nature relating to the business of the Company and its subsidiaries and which are Executive’s possession or control.  To the extent that Executive obtained informa-

tion on behalf of the Company or any subsidiary or affiliate that may be subject to attorney-client privilege, Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(c) Non-Solicitation and Non-Hire of Employees.  During the Employment Period and the twenty-four (24) month period following the end of the Employment Period, Executive shall not directly or indirectly, for his own benefit or that of any other person, hire or offer any employment in a similar field or business association to any of the Company’s employees, agents or representatives or suggest or in any way encourage, any of the Company’s employees, agents or representatives to terminate their employment or business association with the Company.  For purposes of this subparagraph, the term “employees, agents or representatives” includes only individuals who are or were employees, agents or representatives of the Company during the six-month period ending at the end of the Employment Period.

(d) Non-Solicitation of Clients and Customers.  During the Employment Period and the twenty-four (24) month period following the end of the Employment Period, Executive shall not, directly or indirectly, solicit for Executive’s own benefit or the benefit of any other person any of the Company’s customers and/or clients with a view to selling or providing any product or service competitive with any product or service sold or provided or identified as a product that will be sold or provided within the aforesaid twenty-four (24) month period by the Company.  For the purposes of this Section 6(d), the term “customers” and/or clients shall include any person or entity to whom the Company has sold, provided or been obligated to provide, any service or product, or who has otherwise received any service or benefit from the Company within the last 24 months or within the 24-month period preceding the date Executive’s employment terminates.

(e) Company Property.  Except as expressly provided herein, promptly following the end of the Employment Period, Executive shall return to the Company all property of the Company.

(f) Injunctive Relief and Other Remedies with Respect to Covenants.  Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation, confidentiality and Company property, relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations may cause the Company irreparable injury for which adequate remedies are not available at law.  Therefore, Executive agrees that the Company shall be entitled to seek an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this Section 6.  This remedy is in addition to any other rights and remedies the Company may have at law or in equity.

7. Vesting of Equity Awards.  So long as Executive’s employment continues hereunder through December 31, 2009, notwithstanding any provision in the applicable award agreements to the contrary, (i) all options to purchase Company common stock, restricted Company stock, deferred Company stock awards and other Company equity-based compensation awards, to the extent outstanding and held by Executive on December 31, 2009, will become vested in full on December 31, 2009, and any stock options held by the Executive may be exercised until December 31, 2011 (but not beyond the original full term of the option), and (ii) in the event Executive cannot exercise any such stock options during a period of time after December 31, 2009 because such an exercise would violate an applicable federal, state, local or foreign law, such stock options may be exercised until March 31, 2012 (but not beyond the original full term of the option).  In the event either a Termination Without Cause or a Termination for Good Reason occurs prior to December 31, 2009, clause (iii) under the definition of “Additional Benefits” in Section 5(d) above will apply with respect to stock options and other equity-based awards.

8. Consultancy Period.  In the event Executive’s employment continues hereunder through December 31, 2009, Executive shall provide consulting services to the Company during the period (the “Consultancy Period”) beginning at the end of the Employment Period and ending fifteen (15) months thereafter.  Executive shall provide such consulting services to the Company commensurate with his status and experience as the former Chairman and Chief Executive Officer of the Company with respect to such matters as shall be reasonably requested from time to time by the Company.  Executive shall also assist the Company in the transition in management of the Company and provide such additional services as and when reasonably requested.  In no event shall Executive be required to render consulting services pursuant to this Section 8 in excess of three (3) days per month.  Following a request by the Company, Executive and the Company shall mutually determine the time and location at which he shall perform such services.  So long as Executive is in compliance with the provisions of this Section 8 and Section 6 above, the Company shall pay Executive $15,000 per month for such consulting services, to be paid, subject to Section 10(o) below, on the last business day of each month during the Consultancy Period, and each such monthly payment shall be deemed to be a separate payment for purposes of Section 409A.  Executive shall not, by virtue of the consulting services provided hereunder, be considered an officer or employee of the Company, and shall have no power or authority to contract in the name of or bind the Company.  Executive shall not be entitled to any employee benefits or other compensation by virtue thereof, except as expressly provided in this Section 8.  So long as Executive’s employment continues hereunder through December 31, 2009, the Company shall provide an office and part-time secretarial support for Executive during the Consultancy Period.  The provisions of this Section 8 shall not apply if the termination of Executive’s employment results in the payment of severance benefits under Executive’s Change in Control Agreement with the Company dated of even date herewith.  If, during the Consultancy Period, Executive becomes significantly involved in strategic planning for the Company or its subsidiaries, the parties hereto will discuss in good faith the extension of the term of the non-solicitation provisions set forth in Sections 6(c) and 6(d) of this Agreement.

9. Medical Benefits.  So long as Executive’s employment continues hereunder through December 31, 2009, Executive will receive the benefits set forth in this Section 9.  Executive (and, to the extent applicable, his dependents) will be entitled to continue participation in all of the Company’s Health Benefit Plans, until the 18-month anniversary of the end of the Employment Period; provided that Executive’s participation in the Company’s Health Benefit Plans shall cease on any earlier date that Executive becomes eligible for substantially similar health benefit coverage from a subsequent employer.  Executive will make a COBRA coverage election to participate in the Health Benefit Plans, effective from January 1, 2010, and his participation will be on the same terms and conditions (including, without limitation, any contributions that would have been required from Executive) that would have applied had Executive continued to be employed by the Company.  For the period beginning on such 18-month anniversary and ending on the earlier of the date Executive is eligible for substantially similar health benefit coverage from a subsequent employer or the date he becomes eligible for Medicare, the Com-

pany will reimburse Executive’s premium cost for health benefit plan coverage (to the extent such coverage is substantially similar to the coverage provided from time to time under the Health Benefit Plans of the Company for senior executives of the Company) up to a monthly amount equal to the sum of (i) the monthly contribution the Company would have made toward the premium cost of such coverage had Executive remained covered under the Company’s Health Benefit Plans, and (ii) $417, and such reimbursement shall be made within thirty (30) business days following presentment to the Company by Executive of a receipt for such payment of such premiums by him.  The provisions of this Section 9 shall not apply if the termination of Executive’s employment results in the payment of severance benefits under Executive’s Change in Control Agreement with the Company dated of even date herewith.

10. Miscellaneous.

(a) Effective Date.  This Agreement shall become effective for all purposes on the date set forth in the first paragraph of this Agreement above (the “Effective Date”).

(b) Survival.  Sections 4(d) relating to indemnification, 5 (relating to early termination), 6 (relating to noncompetition, nonsolicitation and confidentiality), 7 (relating to vesting of equity awards), 8 (relating to the Consultancy Period), 9 (relating to medical benefits),  10(c) (relating to arbitration), 10(d) (relating to binding effect) and 10(n) (relating to governing law) shall survive the termination hereof.

(c) Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration.  This arbitration shall be held in New York City and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity.  Executive and the Company shall be entitled to discovery in any such proceeding.  All fees, costs and expenses of the arbitration, with the exception of Executive’s attorney’s fees, costs and expenses, shall be borne by the Company.  The arbitrator shall be acceptable to both the Company and Executive.  If the parties cannot agree on an acceptable arbitrator, the dispute shall he held by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.  The arbitrator(s) shall not have the power to commit substantive errors of law, legal reasoning or fact, shall set forth their factual and legal reasoning in any award or determination, and any such award or determination may be vacated or corrected as a result.

(d) Binding Effect.  This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the Company’s stock, a merger, consolidation or reorganization involving the Company or a sale of all or substantially all of the assets of the Company.  The Company will require any such successor to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  This Agreement shall also inure to the benefit of Executive’s heirs, executors, administrators and legal representatives.

(e) Assignment.  Except as provided under Section 10(d), neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

(f) Entire Agreement.  This Agreement, together with the Change in Control Agreement between the Company and the Executive of even date herewith, constitutes the entire agreement between the parties hereto with respect to the matters referred to herein.  No other agreement (other than awards made in accordance with the terms of one of the Company’s applicable compensatory plans, programs or arrangements) relating to the terms of Executive’s employment by the Company, oral or otherwise, including, without limitation, the Severance Letter dated March 14, 2000, the Employment Agreements dated as of June 10, 2002 and March 22, 2004, and the Change in Control Agreements dated March 15, 2000, June 14, 2002 and March 22, 2004, between the Executive and the Company, shall be binding between the parties.  The Company and the Executive acknowledge that both parties have signed or will sign contemporaneously with this Agreement a new and separate Change in Control Agreement, and that the terms of such Change in Control Agreement are not superseded by this Agreement and may be enforced notwithstanding any terms of this Agreement to the contrary.  There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein.  Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.  It is intended by the parties hereto that there shall not be a duplication of benefit payments under this Agreement and the Change in Control Agreement between the Company and the Executive of even date herewith.

(g) Severability; Reformation.  In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.  In the event that any of the provisions of Section 6 hereof are not enforceable in accordance with their terms, Executive and the Company agree that such provisions shall be reformed to make such Section enforceable in a manner which provides the Company the maximum rights permitted at law.

(h) Waiver.  Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.  No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

(i) Notices.  Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by certified mail, return receipt requested, or by telecopy and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

Gentiva Health Services, Inc. 3 Huntington Quadrangle 2S Melville, NY 11747 Attention: General Counsel

If to Executive:

To the last address of Executive on record with the Company

(j) Amendments.  This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

(k) Headings.  Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

(l) Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

(m) Withholding.  Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State or local income tax laws or similar statutes then in effect.

(n) Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws thereof.

(o) Section 409A.  It is intended that this Agreement will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent.  If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, such payment shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his “separation from service,” or (ii) the date of his death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 10(o) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum together with interest at 1% above the prime rate (as reported in The Wall Street Journal, Eastern Edition), as in effect on the first day of the Delay Period, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.  Notwithstanding any provision of this Agreement to the contrary, for purposes of Sections 5 and 8 above, Executive’s employment will be deemed to have terminated and the Employment Period will be deemed to have ended on the date of Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.  No action or failure to act, pursuant to this Section 10(o) shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes, interest or penalties pursuant to Section 409A of the Code.  With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries that constitute deferred compensation for purposes of Section 409A of the Code, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid if such limit is imposed on all participants), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

(p) Attorneys Fees.  The Company shall reimburse Executive for the reasonable legal fees and expenses incurred by him in connection with negotiation of this Agreement and negotiation of the Change in Control Agreement with the Company executed on even date herewith.

(q) No Duty to Mitigate.  Executive shall have no duty to seek new employment or other duty to mitigate following a termination of employment, and, except in the case of health care benefits as provided herein, no compensation or benefits described in this Agreement shall be subject to reduction or offset on account of any compensation or benefits earned or provided by a subsequent employer.

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IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed as of the day and year first above written.

GENTIVA HEALTH SERVICES, INC.

By: /s/ Stuart R. Levine Name: Stuart R. Levine Title: Chair, Compensation Committee

By: /s/ Ronald A. Malone
Name: Ronald A. Malone Title: Chief Exeuctive Officer and Chairman of the Board